Exhibit 99.1

ROBLOX COMING TO KARTOON CHANNEL!

Genius Brands and Tankee Inc. to Produce Exclusive New 12-Episode Show Featuring Top Roblox Influencers

BEVERLY HILLS, Calif., March 15, 2021 (GLOBAL NEWSWIRE) - Genius Brands International, Inc. “Genius Brands” (NASDAQ:GNUS) has signed a partnership with Tankee Inc. to develop a new Roblox series to be aired exclusively on Kartoon Channel!. Genius Brands and Tankee Inc. first partnered in 2019 to bring a roster of Tankee Originals to Kartoon Channel!.

Since then, the slate of gaming content has expanded to include the Roblox-themed Big B Statz Roblox Challenges and Sally Plays Roblox. Building upon the popularity of the existing shows, and the phenomenon of Roblox itself, Genius Brands and Tankee will produce an all-new 12 episode Roblox series featuring top Roblox influencers. The action-packed new show will be available for streaming on Kartoon Channel! starting in June.

“At Kartoon Channel! we pride ourselves on delivering the latest and most innovative content to our viewers,” said Jon Ollwerther, General Manager of Kartoon Channel! at Genius Brands. “Roblox has become a phenomenon that has captured the attention of children across the globe, and we are thrilled to be working with Tankee to develop and share new episodes in order to meet the growing demand from viewers.”

“We’ve grown our partnership with Genius Brands over 2 years and we’re proud to develop our first-ever co-production with Kartoon Channel! for a new Roblox-themed series,” said Tankee Founder Gerald Youngblood. “Tankee’s dedication to becoming the top producer of kid safe gaming content came from connecting with my son through gaming and a desire to celebrate gaming content with kids around the world. We weren’t alone and have seen that many kids and families have a huge appetite for Roblox and other family-friendly gaming content.”

About Genius Brands International

Genius Brands International, Inc. (Nasdaq: GNUS) is a leading global kids media company developing, producing, marketing and licensing branded children’s entertainment properties and consumer products for media and retail distribution. The Company’s award-winning ‘content with a purpose’ portfolio includes the upcoming Stan Lee’s Superhero Kindergarten, starring Arnold Schwarzenegger, for Kartoon Channel!; Rainbow Rangers for Nick Jr.; Llama Llama, starring Jennifer Garner, for Netflix; award-winning toddler brand Baby Genius; adventure comedy STEM series Thomas Edison's Secret Lab; and entrepreneurship series Warren Buffett's Secret Millionaires Club. Through licensing agreements with leading partners, characters from Genius Brands’ IP also appear on a wide range of consumer products for the worldwide retail marketplace. The Company’s new Kartoon Channel! and Kartoon Classroom! are available in over 100 million U.S. television households via a broad range of distribution platforms, including Comcast, Cox, DISH, Sling TV, Amazon Prime, Amazon Fire, Apple TV, Apple iOS, Android TV, Android Mobil, Google Play, Xumo, Roku, Tubi, KartoonChannel.com, Samsung Smart TVs and LG TVs. For additional information, please visit www.gnusbrands.com.

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About Kartoon Channel!

Available everywhere and anywhere kids are today, Genius Brands International’s digital network, Kartoon Channel!, is a family entertainment destination that delivers enduring childhood moments of humor, adventure, and discovery. Delivering 1000’s of episodes of carefully curated free family-friendly content, the channel features animated classics for little kids, including The Wubbulous World of Dr. Seuss, Babar,Mello Dees, Super Simple Songs and Baby Genius, and hit content for bigger kids, such as Pac-Man, Angry Birds, Yu-Gi-Oh and Bakugan, to original programming like Stan Lee’s Superhero Kindergarten, premiering in spring 2021 and starring Arnold Schwarzenegger, KC! Pop Quiz coming in 2021, and Shaq’s Garage, starring Shaquille O’Neal for 2022. Kartoon Channel! also offers STEM-based content through its Kartoon Classroom!, including Baby Einstein, Lil Doc, Counting with Earl and More. Look for the Kartoon Channel! on Comcast, Cox, DISH, Sling TV, Amazon Prime, Amazon Fire, Apple TV, Apple iOS, Android TV, Android Mobile, Google Play, Xumo, Roku, Tubi, and streaming via KartoonChannel.com, as well as accessible via Samsung Smart TVs, and now LGTVs.

To stream or download the app for Kartoon Channel!, click here

About Tankee Inc.

Tankee Inc. is an Austin-based media company dedicated to the future of kids’ digital entertainment. As the top producer of kid safe gaming content, the Tankee platform features over 700 episodes of Tankee Original shows, exclusive content produced with top gaming content creators. The Tankee platform is a family-friendly entertainment offering that helps parents protect their kids from inappropriate online content while giving kids access to the gaming and entertainment videos they love. The safe, family-friendly platform features 1000+ hours of curated and original videos spanning the most popular game franchises for kids and features top gaming influencers. Connecting gaming content owners to advertisers in the advertising video-on-demand (AVOD) space, Tankee features popular brands in a robust library of videos. Tankee is available on iOS, Android, Roku, Apple TV, VIZIO, Plex TV, Web, and many other streaming media devices. For more information, visit www.tankee.com.

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Forward Looking Statements: Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation, our ability to generate revenue or achieve profitability; our ability to obtain additional financing on acceptable terms, if at all; the potential issuance of a significant number of shares, which will dilute our equity holders; fluctuations in the results of our operations from period to period; general economic and financial conditions; our ability to anticipate changes in popular culture, media and movies, fashion and technology; competitive pressure from other distributors of content and within the retail market; our reliance on and relationships with third-party production and animation studios; our ability to market and advertise our products; our reliance on third-parties to promote our products; our ability to keep pace with technological advances; our ability to protect our intellectual property and those other risk factors set forth in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and in the Company's subsequent filings with the Securities and Exchange Commission (the "SEC"). Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

MEDIA CONTACT:

cward@chizcomm.com

INVESTOR RELATIONS CONTACT:

ir@gnusbrands.com

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